EXHIBIT 99.1

Broadridge Financial Solutions, Inc. (NYSE:BR)
Q1 2018 Earnings Call
November 08, 2017 8:30 am ET

Executives
W. Edings Thibault - Broadridge Financial Solutions, Inc.
Richard J. Daly - Broadridge Financial Solutions, Inc.
Timothy C. Gokey - Broadridge Financial Solutions, Inc.
James M. Young - Broadridge Financial Solutions, Inc.

Analysts
Peter J. Heckmann - D. A. Davidson & Co.
Christopher Roy Donat - Sandler O'Neill & Partners LP
Patrick J. O'Shaughnessy - Raymond James & Associates, Inc.
David Mark Togut - Evercore Group LLC
Unknown Caller - JPMorgan
Operator
Good morning. My name is Adrianne, and I will be your conference operator today. At this time, I would like to welcome everyone to the Broadridge First Quarter Fiscal Year 2018 Earnings Conference Call.
All lines have been placed on mute to prevent any background noise. After the speakers' remarks, there will be a question-and-answer session. Thank you.
I would now like to turn the call over to your host Mr. Edings Thibault, Head of Investor Relations at Broadridge. Please go ahead.
W. Edings Thibault - Broadridge Financial Solutions, Inc.
Thank you, Adrianne. Good morning, everybody, and welcome to Broadridge's first quarter 2018 earnings conference call. Our earnings release and the slides that accompany this call may be found on the Investor Relations section of broadridge.com. Joining me on the call this morning are Rich Daly, our CEO; Tim Gokey, our President and Chief Operating Officer; and Jim Young, our Chief Financial Officer.
Before I turn the call over to management team, a few standard reminders. During today's conference call, we will be making forward-looking statements regarding Broadridge that involve risks. A summary of these risks can be found on the second page of the slides. We encourage participants to refer to our SEC filings, including our Annual Report on Form 10-K, for a complete discussion of forward-looking statements and risk factors faced by our business.
We will also be referring to several non-GAAP financial measures, including adjusted operating income, adjusted EPS, and free cash flow. We believe these non-GAAP measures provide investors with a more complete understanding of Broadridge's underlying operating results. An explanation of our use of these non-GAAP measures and reconciliations to their comparable GAAP measures can be found in the earnings release and in the earnings presentation.
Let me now turn the call over to Rich Daly. Rich?

Richard J. Daly - Broadridge Financial Solutions, Inc.
Thanks, Edings. Good morning to everyone on our call. I'd like to start this morning with some of the highlights of our first quarter results. Tim will provide an overview of our two segments. And then Jim will review our financials.
I will close with my view on why Broadridge is so well positioned for future growth as well as some thoughts on our upcoming Investor Day. Broadridge delivered strong first quarter results. Recurring revenues rose 6% to $548 million. Organic revenue growth was 5% and acquisitions accounted for the balance.
Event-driven revenues rose 58% to $59 million and distribution revenues declined 6% resulting in total revenue growth of 3% to $925 million. The growth in recurring revenues and especially event-driven revenues contributed to strong 30% growth and adjusted operating income to $106 million. Adjusted EPS internal rose 50% to $0.54.
While the first quarter is traditionally the smallest quarter of the year from a revenue and profit perspective, I am pleased to report that Broadridge is off to a very good start to fiscal 2018 and is building on the momentum we saw in 2017. We are reaffirming our fiscal year 2018 guidance for mid-single-digit recurring fee revenue growth, 15% to 19% adjusted EPS growth and closed sales in a range of $170 million to $210 million.
A key reason for our confidence is the continuing momentum we see in closed sales, and more importantly in the ongoing dialogs we're having with our clients. Even after a record sales year in fiscal 2017, we remain in active discussions with major clients on how we can help them transform their business. These opportunities extend across both our ICS and GTO businesses and cover a wide range of underlying products.
The common theme is that our clients understand that they face significant challenges and need to accelerate the pace of change within their organizations. As a result, they are seeking a partner who has the scalel, technology, cyber-security and commitment to innovation to help them evolve more rapidly. Our engagement with them on those issues remains at a very high level.
In terms of closing these opportunities, we were off to a good start to the year. We booked $23 million of closed sales in the first quarter, up 6% from the first quarter of last year. Broadridge was a clear beneficiary of an elevated level of event-driven activity in the first quarter. The P&G proxy contest was a significant contributor to this growth. Contests like these are a great Broadridge showcase for all participants in the process including issuers, investors, our broker-dealer clients and regulators of how Broadridge's significant investment in technology, commitment to transparency and rigorous third-party verification have transformed corporate governance.
Let me elaborate on that by sharing some of the details on the role played by Broadridge in that contest. P&G has more than 2.6 billion shares outstanding held in both beneficial and registered accounts. Beneficial or street shares represent 94% of the total shares outstanding and are held by institutional and retail investors in their bank custody and broker-dealer accounts, respectively. The vast majority of these shares were processed by Broadridge with 2% processed by other companies.
The vote from more than 90% of the shares processed by Broadridge came in through the multiple digital channels that link Broadridge to both institutional and retail investors. These votes are tabulated in real time by our state-of-the-art technology platform. We processed more than 700,000 paper ballots, all votes including those on paper ballots are subject to multiple reviews to ensure that they are recorded accurately by a team of 150 professionals.

For example, the votes coming in from all positions over 1,000 shares are re-checked two to three times and we use statistical sampling methods to ensure the accurate counting of the votes from smaller positions. We've also invested your money and systems to monitor the duplicate votes to ensure that only the last vote is counted and to verify that the reports sent out are accurate. Throughout a contest, all votes are tallied, updated and simultaneously shared with both sides on a daily basis. The results are finalized and reported to the Inspector of Elections within minutes of the poll's closing.
Another critical part of the Broadridge process is independent verification. The accuracy of our processing and reporting on voting instructions undergoes testing by a Big Four accounting firm on a quarterly and annual basis and our standards exceed those required by the SEC and the NYSE. These tests consistently report that the accuracy of Broadridge's vote counting procedures exceed 99.9%. No other provider undergoes this level of independent review.
The net result is that even in this closely fought contest, the vote tally of the Broadridge ballots, had not been called into question. Meanwhile, the votes of the registered shares, which are gathered separately by proxy solicitors from both sides, are the focus of an intense dispute that will take weeks to be resolved.
Broadridge's ability to distribute proxies in a timely and efficient manner and tabulate the results accurately and immediately from the vast majority of the shareholders is a direct result of the decades of investment we have made in our technology platforms.
It is also the result of our commitment to constantly fine-tune our processes to improve results and reduce costs for all participants. It is no exaggeration to suggest that, if it were not for these investments and our commitment to the role we play as a neutral party subject to third-party verification, all annual meetings, contested or otherwise, would be significantly more expensive and take far longer to resolve.
For those of you who want to learn more about our role in proxy contests and the broader implications for all investors, please refer to an article I wrote for Forbes.com, which can also be found on the Broadridge website under the Insights tab.
Activist investing continues to make headlines. For the last several years, we have been making a case to corporate issuers and boards that they can use our platform to reach out and proactively engage their retail investors about the company's outlook and growth plans on a recurring basis.
Using our technology, they can engage and communicate with these investors for less than 1% of a cost of what many have spent to do so as part of a proxy contest. And for the recent contest at P&G, Arconix, GM and ADP, we think there is likely to be more receptivity to the used case for our platform going forward.
Let me now turn the call over to Tim Gokey for an update on our business.
Timothy C. Gokey - Broadridge Financial Solutions, Inc.
Thank you, Rich. Broadridge continues to execute well across both our investor communications and global technology and operations segments. ICS total fee revenues recurring plus event-driven, rose 9% with much of that resulting from the growth in event-driven revenues. Rich had already discussed the important role we played in the P&G contest. So I will talk about the drivers of the 3% growth in recurring fee revenues.
In our corporate governance business, regulatory communications revenue, which includes our recurring, proxy and mutual fund/ETF revenues increased 6%. Within this, mutual fund/ETF interim record growth reached 9% in the first quarter on the back of continued strong inflows into mutual funds and ETFs. This is now the second consecutive quarter we have seen mid-to-high single-digit interim record growth. And recent fund flow data points to continued growth in the second quarter.
Another growth driver was an increase in other ICS revenues, which rose 13%, driven in part by strong growth from our data-driven products. We also benefited from growth in our wealth management products, largely as a result of the strong sales we reported in fiscal 2017. Last year, for example, we highlighted sales of our advisor solutions products to two of the largest wealth managers who are seeking to accelerate their advisors' digital presence and they are now onboarding these solutions. The growth in our corporate governance and other products was partially offset by the expected decline in revenues for BRCC.
BRCC revenues continue to be impacted by the expected runoff of previously disclosed losses on the acquired NACC business. These declines will be partially offset by some of the new wins we've recorded since we closed the acquisition.
Let's move to GTO, which grew 11%, primarily as a result of onboarding past sales. Total organic growth was 8% in the first quarter with three quarters of that or 6% coming from Net New Business. The biggest areas of new business growth are our core equity and fixed income trade processing platforms. Higher equity volumes also contributed to growth, as did tuck-in acquisitions we made in fiscal 2017 to extend our wealth management capabilities and to add to our compliance product set.
During the first quarter, our capital markets franchise continued to make good progress in onboarding some of the large global platform wins we booked in 2016 and 2017. A critical part of this process involves the development of a data fabric that integrates our individual product suites into a global, multi-asset class platform, and we achieved several positive milestones in this development program during the first quarter.
Our ability to build the next-generation Global Post Trade Management platform continues to attract significant interest from global financial services clients who are seeking to find a strategic infrastructure partner to manage their back and middle-office operations. In his comments on the value that our proxy voting platform brings to corporate governance, Rich talked about how we built our business to consistently invest in technology and process, and I want to echo that theme. Global Post Trade Management is just one example.
Another key area of investment for Broadridge is developing our capabilities in emerging technologies including cloud computing, artificial intelligence and distributed ledger technology.
Just last month, we announced a successful pilot of a Blockchain-based solution for the repo market, working with Société Générale, Natixis, and a third large provider, we used distributed ledger technology to reduce operational risk for market participants by providing a secure record of repo trade details, reducing the need for reconciliation and removing obstacles to straight through processing. This builds on our work in our global proxy last spring and our upcoming work in U.S. proxy this coming season.
Pilots like these underscore the important role that Broadridge can play in helping our clients leverage these new technologies, while mutualizing the development effort. In addition to organic investments across both ICS and GTO, we continue to make strategic tuck-in acquisitions to deepen our product lines in select areas.
In July, we made a small acquisition to strengthen our Broadridge Market Intelligence business, combining Spence Johnson's institutional data of $7 trillion of worldwide assets with Broadridge's existing Market Intelligence data covering 82,000 mutual funds/ETFs, better positions Broadridge to offer our clients the ability to measure and benchmark the market by geography, channel and product.
More recently in October, Broadridge acquired Summit Financial, the governance document management company, broadening our set of services we can offer for our corporate issuer and mutual fund clients, utilizing our existing sales channels and expanding our governance franchise to assist corporate and mutual fund issuers with one-stop shopping for their governance and regulatory communications needs.
In many ways, our first quarter results reinforced the themes we'll be discussing next month at our Investor Day, we'll talk about our two core franchise businesses: one, a corporate governance leader; and the other, a leading provider of technology infrastructure to capital markets firms, which are performing well and which have attractive long-term growth opportunities as we deliver network value across both business segments.
You will also hear about some of the exciting emerging opportunities we see to apply to the Broadridge model that is bringing technology-based solutions to our clients' critical operations to newer market opportunities, like the European and Asian market, wealth management and to evolving use cases like the opportunity to accelerate the shift in digital communications for a cloud-based future.
A common element running through all of these topics will be our continued investment in our core platforms and emerging technologies as well as our commitment to engaging our associates and delivering value to our clients. That emphasis is right in line with the current performance of our business.
During the first quarter, the key growth drivers for our core corporate governance business as well as the continued growth of our capital markets franchise, these drivers are complemented by some of the new initiatives, including our wealth management and data analytics products and continued build-out of our global capabilities, all of which are underpinned by our sustained investment in maintaining and enhancing our business. And that's the story I will be excited to talk more about next month.
I'll now turn the call over to Jim to provide a review of our financial results. Jim?
James M. Young - Broadridge Financial Solutions, Inc.
Thanks, Tim. And good morning, everyone. I'll make a few call-outs to begin. First, we had a good quarter. Recurring fee revenue growth was 6%, and strong event-driven activity contributed to higher margins and strong growth in adjusted EPS. We also saw an increase in closed sales.
Second, the first quarter's results exceeded our expectations with three factors accounting for most of the outperformance: strong event-driven activity, lower cost to achieve our previously discussed organizational efficiency initiatives and higher foreign currency exchange rate than we planned.
Third, a reminder about the volatility of event-driven revenue. Our first quarter results benefited from the P&G contest, as Rich noted, and we expect a continued level of elevated activity in the second quarter, recognizing that we have limited visibility into event-driven activity, particularly contest, we are forecasting for the level of activity to abate in the second half of the year. Please keep in mind, when you consider our full-year guidance in quarterization of your estimates.
Fourth, the impact of the excess tax benefit related to stock-based compensation was just $2 million in the first quarter. While it is very difficult to forecast with any precision, we continue to assume a $25 million or $0.19 per share contribution for the full-year.
Fifth, and finally, we are reaffirming our fiscal year 2018 guidance, which I will touch on again along with other topics in my review of the results.
Let's move to a quick recap of our financial results. First quarter 2018 recurring fee revenues rose 6% to $548 million and total revenues rose 3% to $925 million. Adjusted operating income rose 30% to $106 million, and adjusted EPS rose 50% to $0.54 per share.
Let's turn to slide 6, for a quick review of our first quarter revenue drivers, starting with total revenues and then recurring fee revenues. Total revenues grew 3% to $925 million, as growth in recurring and event-driven fee revenues was partially offset by a decline in no margin distribution revenues.
Event-driven activity was very strong in the first quarter, rising 58% to $59 million, as a result of stronger proxy contest activity, including P&G and higher mutual fund proxy activity. In total, event-driven revenues added two points to our total revenue growth in the quarter.
Recurring fee revenues grew 6% in the first quarter, organic recurring fee growth is 5%. Onboarding of new business or closed sales as shown here was the largest organic contributor. Internal growth was also a positive contributor.

Turning to slide 7. Adjusted operating income rose 30% to $106 million in the first quarter of fiscal 2018. The increase in adjusted operating income was apparent in our margins, which rose 240 basis points year-over-year to 11.5%. Growth was driven by organic recurring fee revenue growth and higher event-driven revenues in combination with low single-digit operating expense growth. Changes in event-driven revenues like recurring proxy revenues typically generate higher levels of marginal profitability, because they leverage an existing cost infrastructure.
I will just take a moment on this concept. Broadridge maintains an on-demand infrastructure to support proxy voting throughout the year. As a result, when activity levels do increase as they do in the seasonally strong fourth quarter or in the case of a contest around a widely held stock like P&G, the marginal profitability also increases. So, the marginal profitability from the increased event-driven activity contributed notably for adjusted operating income growth in the first quarter.
One final note on adjusted operating income. We did have lingering expenses related to our organizational efficiency and alignment initiatives that began in the fourth quarter of fiscal 2017, but our one-time cost to achieve the efficiencies were less than anticipated, this is a good outcome as we achieve our organizational and cost reduction goals.
Adjusted EPS rose 50% to $0.54 in the first quarter with a stronger adjusted operating income clearly being the biggest driver. Our adjusted EPS received a boost from a slight reduction in our tax rate as well as a 1% reduction in our diluted weighted average share count resulting from the shares we re- purchased over the course of fiscal 2017.
The share repurchase benefit was partially offset by the increase in the diluted share count, due to the adoption of the new stock-based compensation accounting guidance. Our effective tax rate in the first quarter was 32.8% or 200 basis points lower than the first quarter of last year, largely as a result of the excess tax benefit, or ETB, as I will refer to it here.
As a reminder, this is the first quarter in which we recorded the ETB for the new accounting guidance. And as I noted at the outset of my remarks, we recorded a $2 million ETB relative to the $25 million we assumed for the full-year. Excluding the ETB impact, our effective tax rate would have been 34.9%. Coupled with the ETB-related increase in the diluted share count that I just noted above, ETB on a net basis contributed a penny to our EPS in the first quarter.
Turning to slide 8. I'll discuss the first quarter performance of our ICS and GTO segments. Our ICS segment had a strong quarter with earnings up 35%, revenues rose 1% to $733 million in the first quarter, driven by higher event-driven and recurring fee revenues.
Revenue growth was muted by lower distribution revenues, which contribute little to no margin. ICS recurring fee revenues rose 3% to $340 million on an organic basis revenues rose 3% driven by an increase in Net New Business and to a lesser extent internal growth. As Tim noted, mutual fund and ETF record growth remained a tailwind rising 9% on the back of continued strong flows into mutual funds and ETFs.
Event-driven revenues rose $22 million to $59 million. Event-driven strength help drive a nice pickup in the ICS segment margins. ICS earnings before taxes rose 35% to $44 million, mainly from the elevated levels of event-driven activity.
The GTO business continues to perform well. GTO recurring revenues rose 11% to $208 million. Organic growth was 8% with an additional three points of growth coming from the acquisitions made in fiscal 2017. Much of the organic growth resulted from Net New Business, as Broadridge continues to extend the reach of our capital markets franchise and work through the implementation backlog created by the record sales of recent years.

Trading volumes, especially equity trades, which were up 6% contributed to internal growth. GTO earnings before taxes rose 21% to $46 million, as we continue to realize positive operating leverage from net new business and trading activity.
Moving to slide 9. The first quarter free cash flow is seasonally lower, and that was again the case in fiscal 2018. Broadridge generated free cash flow of negative $129 million in the first quarter. Free cash flow was negatively impacted by higher capital expenditures. Broadridge invested $36 million in capital expenditures in the first quarter versus $15 million in the first quarter of last year. A big CapEx item was related to the relocation of our GTO operations to Newark, New Jersey.
Further on the investment front, we also made a small acquisition in July to expand our global mutual fund data set. In October, we acquired Summit Financial, which Tim discussed, for $29 million, because the acquisition closed in October, it had no impact on first quarter cash flows. Summit is approximately a $15 million per year revenue business. We did not undertake any significant share repurchase activity in the first quarter, so return of capital to shareholders is in the form of the quarterly dividend, which now stands at $0.36 and a half cents per share.
Let's turn to guidance. Guidance is unchanged. Our fiscal year 2018 guidance items can be found on slide 10. We expect recurring fee revenue growth to be in the range of 4% to 6%. We expect total revenue growth to be in the range of 2% to 3%. We expect adjusted operating income margin to be approximately 16%, up about 100 basis points from fiscal 2017. We expect adjusted EPS growth to be 15% to 19%, including an estimated $0.19 per share ETB. Excluding the ETB, we expect adjusted EPS growth to be 9% to 13%.
We expect free cash flow to be in the range of $400 million to $450 million, inclusive of an estimated $25 million ETB. Finally, we expect closed sales to be in a range of $170 to $210 million. Rounding out our expectations for the full-year, please remember that the first quarter has historically accounted for less than 15% of full-year earnings.
Again with respect to event-driven fees, we have limited visibility into future activity. While we do have a line of sight to event-driven activity in the second quarter, which you expect to be above Q1 levels, we do not have visibility into the second half of the year, and our forecast calls for more moderate levels for this period, significantly down from fiscal 2017.
So to sum up, we are off to a good start to fiscal 2018. Our first quarter results fully benefited from strong event-driven activity. With the organizational efficiency initiative behind us, we are busy ramping up further investments in the business. We are on track to deliver our topline guidance and adjusted EPS growth of 15% to 19% for the full-year assuming $0.19 per share ETB contribution.
With that, I will hand call back to Rich for his closing remarks.
Richard J. Daly - Broadridge Financial Solutions, Inc.
Thanks, Jim. On slide 11 of the presentation, let's review the key points from our call. Broadridge reported strong first quarter results. Recurring revenues rose 6%, and strong event-driven activity contributed to 30% growth in adjusted operating income and 50% growth in adjusted EPS. We're off to a good start to the year and are on track to achieve our 2018 guidance, which calls for recurring revenue growth of 4% to 6% and 15% to 19% adjusted EPS growth.
We continue to build momentum in closed sales. Closed sales rose 6% versus last year. And more importantly, our overall pipeline is strong and our dialogs with clients are encouraging. We look forward to discussing the drivers of that momentum at greater length with you next month at our Investor Day.
The theme of the Investor Day is Ready For Next, which is an idea we have adopted as we enter a new growth phase of our value creation journey. The basis of Ready for Next is to help us drive specific meaningful opportunities that will enable our clients to better and more efficiently communicate digitally with their customers, reduce the cost and complexity of non-differentiating clearance and settlement activities and reduce the capital that they are required to hold to support their trading activities among other exciting opportunities.
As Tim mentioned, our clients across our businesses face significant challenges coming from relentless margin pressure, the increasing complexity of their own operations, technology evolution and more. They know they need to move faster to adapt their businesses if they want to continue to grow. So, another key part of Ready for Next is to communicate to our clients that Broadridge has built the scale, technology, cyber-security and commitment to innovation to be that partner who will help them evolve.
Those capabilities put us in a much stronger position to help our clients pursue large market transformational opportunities. For example, in corporate governance, we see opportunities to help increase engagement between issuers, mutual funds, ETFs and their investors.
We are well positioned to grow by making corporate governance more transparent and cost effective and by driving new services that benefit the network of issuers and investors that we serve. We are well positioned to help our capital market clients transform their business by building the critical technology enabled infrastructure they need to become more efficient and adapt to new transformative technologies.
We also see opportunities to bring network benefits to the fixed income market, which will reduce our clients' cost of capital and strengthen their role in this market. Further, we think there are opportunities to provide technology-enabled, mission critical infrastructure to global players as well as to wealth managers and investment managers. There is also a significant opportunity in helping our clients navigate the evolution of communications from the two-dimensional world of physical mail and email into a more dynamic and cloud-based future.
The bottom line is that Broadridge is better positioned to generate sustained growth and we have a clearer line of sight than ever on how we can have a meaningful impact on the market. That is due in large part for the investments we have made with your capital in our capabilities and people. So, we are really excited to share more with you about specific key opportunities on December 5.
Before I turn it over for your questions. Let me take a moment to thank our Broadridge associates. Their dedication to serving our clients is what sits at the heart of our value proposition and drives the results that we reported to you today.
Let me now turn the call over to you for your questions. Adrianne, please begin the Q&A.
Question-and-Answer Session
Operator
The first question comes from the line of Peter Heckmann with D. A. Davidson.
Peter J. Heckmann - D. A. Davidson & Co.
Wanted to ask a question on Scottrade. How has that been resolved given their acquisition, I think, there was some question as to whether they are going to go live or whether they're just going to convert on the acquirer's platform. Can you give us an update there?
James M. Young - Broadridge Financial Solutions, Inc.
Absolutely. This is Jim. Hi, Pete.
Peter J. Heckmann - D. A. Davidson & Co.
Hi.
James M. Young - Broadridge Financial Solutions, Inc.
The transaction now has closed and that occurred during this quarter. It is TD's intention to convert the Scottrade clients onto the TD platform - the existing TD platform. There really isn't - and that allows them to most quickly make available all of the great TD products back to Scottrade clients and that's why they're going in that direction. There really isn't any change in the status between ourselves and TD. They have assumed the Scottrade contract and as we discussed previously that has good protections for us in it. And we have a very good relationship with TD and I think this is going to strengthen that relationship over time.
Peter J. Heckmann - D. A. Davidson & Co.
Okay. Thanks. And then Rich, can you comment on universal proxy and kind of where that stand maybe the probability of it going into effect and then potentially, any impacts to Broadridge?
Richard J. Daly - Broadridge Financial Solutions, Inc.
Sure. Universal proxy is something that will enable a proxy card versus oppositions in management's card to be used in a proxy contest. What Broadridge does, we don't take a position on what is right or wrong on things that don't impact investor participation and activity and knowledge, meaning the effectiveness of what they receive in terms of understanding a company's performance.
Where we have taken a position on universal proxy, is that if the SEC deems this to be in the best interest of investors, because it really is an SEC call, because of the strength of our technology and the capabilities we have, we have reported that if the SEC deems this appropriate, we can effectively implement it. This has been sitting with the SEC for quite some time. So, even though it was raised in just a recent contest this week, it has been and remains with the SEC for a long period of time and I haven't heard of any real activity around this until the dialogs that transformed this week.
Peter J. Heckmann - D. A. Davidson & Co.
Okay. Thank you.
Operator
The next question comes from the line of Chris Donat with Sandler O'Neill.
Christopher Roy Donat - Sandler O'Neill & Partners LP
Good morning. Thanks for taking my questions. Rich, wanted to see if you could give us a little more detail on your comment that you think issuers are more receptive to governance products over the proxy products after these the high profile battles we've seen recently. Is this something you've seen in prior cycles, where we've had instances of high profile proxy, and then a pickup in activity or are you sort of basing this on something new?
Richard J. Daly - Broadridge Financial Solutions, Inc.
Chris, it's a great question. This is an evolution, this has been going back to something in the past. So, let me give you a little more detail on these views. An enormous amount of money was spent in that recent P&G contest.
I'm just reading, repeating what I've read in the press that phone calls to small shareholders took place at a cost of $68 a call. We're not talking about an insignificant amount of money. I've been told by people who are watching the RedZone on Sunday on their phone that they had pop-ups for other recent meetings appear. Not that they were a shareholder, but there's been this massive outreach to try to get to retail investors, because if you have institutional investors split in a contested situation, it's likely to come down to the retail vote.
So with that said, given the technology we have in place, as you know, you can vote your proxies on the street side, on your phone in three clicks, okay. We can send messages from CEOs and many companies are sending CEOs, but a very small percentage, but it's still in the 100-plus area on a recurring basis. I put this into the category of good hygiene, all right.

You have a strategy, retail investors could matter, activism is an asset class that exists, all right, and there are many reasons why an activist could identify a company. We're not going to get involved in any of the who is right, who is wrong and candidly we don't care who is right, who is wrong. What we believe in is it's just a good process for companies to follow to actively communicate with all of their shareholders and technologies enable the communication on a recurring basis to retail customers in a very, very cost effective rate, because you can even pick selectively just to do it for that high percentage, the majority percentage we have and you can reach just on a technology-enabled basis. So, no postage and paper cost.
So as time transpires, we have seen an uptick and as we expect that to continue and by the way for consumer product companies it's amazing to me that you have companies that will spend the amount they spend on a Super Bowl ad, all right, and get the most likely buyers of their products or certainly people with a bias for buying their product will be a shareholder and that still remains an untapped area. So, we have very good coverage of the issuer market to our feet on the ground sales force throughout North America and this will be something that we're going to encourage to create a better value proposition for them to present the corporate issuers as we go forward.
Christopher Roy Donat - Sandler O'Neill & Partners LP
Okay. Thanks. That seems like a pretty good opportunity over the coming quarters. And then one question for Jim, on slide 6, the recurring fee revenue growth, just 3% headwind from client losses. Is that all BRCC or is there any other business in there that had a client losses?
James M. Young - Broadridge Financial Solutions, Inc.
Go ahead.
Christopher Roy Donat - Sandler O'Neill & Partners LP
Yeah, I was just going to say for BRCC, can you remind us when we expect that the attrition from there to abate?
James M. Young - Broadridge Financial Solutions, Inc.
Yeah. So, the 3% losses is not all attributable to BRCC, about a point of that is attributable to BRCC. I think, we discussed last quarter, normally our loss rate has been about 2% and it ticked up this year to 3% attributable to BRCC. We will have a run-off of losses this year, some next year, starting to be less noticeable as we ramp up the sales and start to grow that business.
Operator
The next question comes from the line of Patrick O'Shaughnessy with Raymond James.
Patrick J. O'Shaughnessy - Raymond James & Associates, Inc.
Hey. Good morning. I was hoping, if you could just speak a little bit more towards the acquisition of Summit Financial and just kind of describe the business a little bit more on how it fits in with what you're currently doing in your ability to cross-sell it?
Timothy C. Gokey - Broadridge Financial Solutions, Inc.
Yes. Summit has two businesses and we are excited about both of them. Part of the business is around doing the - helping companies with the actual electronic filing of their reports and the other part is around the composition of the documents. And we believe, particularly the composition of the documents is something that, well, both of these related to the one-stop shop and our ability to bring to corporate issuers, which is their new business today and potentially mutual fund issuers which should be something that we would expand them into to help them one-stop shop around their governance needs, from composition through creation of the documents and to actual filing of that.

We have certainly seen ourselves over the past few years a growing demand from our clients for that sort of one-stop experience. And as we have expanded our capabilities, we've seen very good demand, particularly as corporate secretaries [inaudible] are seeking to get things done all in one place. So we are pretty excited about this. It's not that large a business right now, but we do have a very good channel into corporate issuers. We call on virtually everyone, we have a significant sales force there. So, we think that growing this business with corporate issuers sort of around the nexus of services connected to their annual meeting is a good opportunity for us.
Patrick J. O'Shaughnessy - Raymond James & Associates, Inc.
Got it. Thank you for that. And then for my second question. Can you just remind us what is the typical implementation timeline for a lot of your closed sales, and I suspect it probably varies depending on what the closed sales looks like?
James M. Young - Broadridge Financial Solutions, Inc.
Hey, Patrick, it's Jim. Again, as you say, hard to put a typical, but we typically say kind of a 12 months to 24 months implementation cycle. We've been skewing longer of late with some of the larger deals; that seems to be the current trend right now.
Timothy C. Gokey - Broadridge Financial Solutions, Inc.
And I'll just add to that, Jim, that just to put a little more detail because related to the kind of product that it is, it can be - definitely our significant deals are in that 12 months to 18 months or sometimes even longer. If you look at some of the event-driven sales, those are much shorter, and if you look at the some of the advisory products or other products, there are some ones that are shorter. So it sort of blends across the first few years and it's really dependent on the product mix and changes a little bit as the product mix changes.
Operator
The next question comes from the line of David Togut with Evercore ISI.
David Mark Togut - Evercore Group LLC
Thank you. Good morning, I apologize if this was asked. I joined a little late from another earnings call. But your former corporate parent obviously just won a big proxy contest yesterday, would ADP, for example, be a material event in the December quarter?
Richard J. Daly - Broadridge Financial Solutions, Inc.
So, Dave, event-driven revenue as we talk about it, is something that Jim covered in his comments in which we have insight into that because that will be in the second quarter. From my point of view, I just want to comment on event-driven overall. I'm doing this now for pretty close to four decades, and event-driven revenue during my entire career as it relates to this, has been rate revenue and has consistently grown over time; it's just the time is not on a quarterly or pure annual basis. And I'll let Jim comment a little bit more on the specifics on what you just asked.
James M. Young - Broadridge Financial Solutions, Inc.
So, David, for Q2, we do anticipate elevated levels. We think mutual fund proxy is going to be healthy. There'll be some more contest activity, we don't anticipate nearly to the levels that we saw in Q1. So, no specific call out with the specific client you referenced, but clearly we're expecting a well-above average event-driven quarter in Q2.
David Mark Togut - Evercore Group LLC
Understood. And then longer-term Rich, how do you think Project Scalpel will evolve. The big consortium among the three of the big banks to pull their trade processing assets and cut costs. I mean these big bank-led JVs often don't work, and obviously you're sitting there with some terrific processing infrastructure to the extent it doesn't?
Richard J. Daly - Broadridge Financial Solutions, Inc.
Dave, let me go back again because when I talked about that four-decade career, it's always been tied to the sell-side activity, including when I was director of operations of a wire house. So one of the things we really, really are happy about, and Tim has played such an effective role in this, in our GTO segment, he talked about the data fabric today, he talked about all the capabilities. What lots of people are talking about is what they might be able to create. What we go into all of those dialogs with is what we actually have, all right.
With clients, with real activity, we announced over the last six months major clients, major - and I know while we can't use their names, we refer to them as large or arguably the largest global banks out on the planet coming on to our platform from all of our capabilities around the globe, okay. And the number of clients who are also adopting not only our technology, but our managed services as well.
So, we are very pleased with the performance of GTO. We really believe we have the right to declare that we have - we used to say we have a great segment and one that could be. I think we have two great segments right now, and the performance of GTO, I think, reflects that. And when you hear the specific opportunities in both segments on Investor Day, and these will be things that are tangible beyond what we talk about where we have all these great offerings that we can put into the pipeline, but specific things that can move the needle as we go forward. And I think you'll be encouraged by that at Investor Day as well. So let me give it to Tim now because he's been so involved in the activities and the vision for the future of GTO.
Timothy C. Gokey - Broadridge Financial Solutions, Inc.
Yeah. It's a great question, and we definitely see mutualization as a continued theme, and even as the economy improves, the large institutions are continuing to want to push that theme. There were a lot of conversations around the largest institutions getting together and there were really sort of three main challenges that they had. One is coming to agreement on how to prioritize and what to get done in what order. A second challenge is that there was really no available technology platform for them to use. And so, the process of having to build a technology platform, very daunting. And the third, and a very important one, is the high cost and risk of then getting people on to that technology platform, which is really the largest part of the overall cost.
I think what's different now is if you look at instead of doing it as a large collective that way, but if you have a private player like ourselves stepping into that, we can create that same thing brick-by-brick really by [inaudible] if one person has a problem today, we can sell that today knowing that someone else will have that problem later on. And so, you don't need to have the time matching that you have in a pure consortium approach.
And the second piece is and I talked about it in my remarks, our Global Post Trade Management platform, we think is really what institutionals are going to need and are looking for the future and we're getting very good market receptivity to that.
And the last piece is the new technology is continuing to drive things and we think we can be on ramp for our clients in that regard. So, we do think this is an opportunity. I think it will come about in a little bit different form than those conversations. But, we've always said, we're open to people to get together, we're open to work with them on that. But in the meantime, we believe we're having lots of success essentially building the same thing brick-by-brick.
Richard J. Daly - Broadridge Financial Solutions, Inc.
Hey, Dave, don't be late for Investor Day. You wouldn't want to miss a minute of it.

David Mark Togut - Evercore Group LLC
I'll be there, Rich. Look forward to seeing you then.
Operator
Your final question comes from the line of Puneet Jain with JPMorgan.
Unknown Speaker
Hi. This is Connor on for Puneet. I just wanted to ask a question on margins. Jim, you gave a couple kind of points of impact that have helped this quarter. I'm wondering if you could maybe rank order those between the event-driven upside and some of those cost initiatives, just wanted to get a sense for how much expansion we should expect going forward considering maybe another quarter of strong event-driven?
James M. Young - Broadridge Financial Solutions, Inc.
Yeah. I mean, Connor, first I'll anchor back to the full-year, we are expecting 100 basis point margin improvement for the full-year. So, we certainly anticipate some quarters contributing more than others. If I look on a relatively small earnings quarter, remember loss of 20% of our earnings in this quarter, clearly event-driven is up there, FX actually can be up there because that actually can come in at a relatively high margin. You've got some trades in there that come in at high margin.
Keep in mind a lot of the initiatives that I've talked about are actually going the other way, because we're incurring cost to do those right now without realizing the benefits of those coming in future quarters. But, if you think about this increase, really we think we're tracking towards a 100 basis point improvement for the whole year, and that's what we're focused on.
Unknown Speaker
Okay. So full-year doesn't change. And then maybe my second question just on closed sales $23 million this quarter I believe, unchanged guidance as well. Just wondering what kind of visibility you have into the acceleration for the rest of the year? Thanks guys.
Richard J. Daly - Broadridge Financial Solutions, Inc.
Sure. The first quarter because of the summer months is always a bit of a challenge. Many of our transactions require significant multiple sign-offs at the client level and that's always a challenge and vacation schedules add to that challenge.
More importantly - and we really went into this an awful lot in our year-end call. So, given the amount of the sales we have in the first quarter you can really believe that that's still absolutely in place. We went into this year with a better pipeline than ever. There is excitement that you've heard in this call, specific dialogues whether it'd be from me or Tim in terms of where we're positioned in both segments. So, we're very pleased about the dialogues we're in, the receptivity of the dialogues we're in and that people are regularly looking to Broadridge for solutions they need.
When we get to our Investor Day, I think you're going to see that the investments that we've made in balancing the business, the way we're managing the business to provide strong returns for shareholders, but in the same time a relentless focus on the longer term and investing your capital to position us as we go forward, when you get to Investor Day, you're going to hear about how Broadridge could really lead the transformation of communications to not only something more cost effective, but moving it again from pen and paper to the cloud, all right. And we're being viewed by many clients as being a true leader in that and that's giving us a halo benefit and dialogues we're having on their needs today.
When you also go into when Tim discussed, it's very clear to me that if you look at the scale Broadridge has and the margins we have in our GTO segment, no one can do what we do, okay, more cost effectively than we can, because no one has near the scale. When you tie that into the investments we've made to evolve our platform to really the leading platform out there that's available today and the firms that have been arguably in many cases over a decade looking at ways to create transformation and watching their competitors and some of their competitors who are market leaders come on to our platform, all right.
We're the tangible choice and we're adding to that more reasons why they should select this platform. So, I feel better than I've ever felt about the pipeline, and I feel better than ever about our sales capabilities and go-to-market capabilities. So, we're pretty excited about our ability to continue to grow sales as we go forward.
Operator
I will now turn the call back over to Edings Thibault.
W. Edings Thibault - Broadridge Financial Solutions, Inc.
Thank you, Adrianne. And just a few quick notes. We will be hosting an Investor lunch to discuss our results at our office in New York next Tuesday, November 14. If you want to attend, please let me know. And as we discussed today, again, we will be holding an Investor Day in New York City on December 5. If you wish to attend and have not registered again, please let me know. Thank you all very much for your interest in Broadridge and choose to have a great day. Thanks.
Operator
This concludes today's conference call. You may now disconnect.